EXHIBIT 10iii

                    AGREEMENT UPON SEPARATION OF EMPLOYMENT

     This Agreement Upon Separation Of Employment ("Agreement") is made and entered into by and between William D. Smithburg, his successors, heirs, administrators, executors, personal representatives and assigns ("Smithburg") and The Quaker Oats Company, its officers, directors, shareholders, employees, agents, assigns, subsidiaries, divisions, parents, affiliates and successors ("Quaker"), collectively "the parties." The Agreement shall become effective seven (7) days after it is executed by Smithburg and delivered to Quaker's highest ranking Human Resources officer.


1.   Consideration to Smithburg

     A. Quaker shall treat Smithburg's retirement as "involuntary" for purposes of The Quaker Officers' Severance Program ("the Program"). Upon the effective date of his retirement, this will render him eligible for benefits under the Program, including (but not limited to) payment of his salary at the annual rate of $875,000 for a period of one year commencing on the first day of the month immediately following the effective date of his retirement.

     B. Immediately upon the date of Smithburg's retirement, which retirement shall become effective on any date selected by Quaker's Board of Directors ("Board"), the Board and/or Compensation Committee shall exercise its discretion under The Quaker Supplemental Executive Retirement Program ("SERP") to credit Smithburg with a Supplemental SERP Benefit, the amount of which shall result in providing Smithburg with a total annual retirement benefit of $971,033 when his Basic Retirement Benefit (under the pension plans), his Supplemental Program Benefit (i.e., his basic SERP benefit, "SPB"), and his Supplemental SERP Benefit are added together. Provided, that prior to the commencement of payment of SERP benefits, Smithburg may irrevocably elect any alternative form of payment available under the SERP, subject to the specified reduction of the $971,033 annual payment he otherwise would have received: e.g., one such option, the joint and 50% survivor benefit option, would provide an annual benefit of $873,930 during Smithburg's lifetime (a 10% reduction of the $971,033 figure), followed by an annual survivor benefit of $436,965 payable to his spouse for the remainder of her lifetime (if she survives him). Payment of this Supplemental SERP Benefit shall begin immediately after the expiration of Smithburg's salary continuation under the Program.

     C. Immediately upon the effective date of Smithburg's retirement, the Board and/or Compensation Committee shall exercise its discretion under all applicable equity incentive programs, including without limitation The Quaker Long Term Incentive Plan of 1990 and Quaker's Investment Incentive Program, such that all of Smithburg's previously awarded stock options and shares of restricted stock which are still unvested on his last day of inactive service under the Program shall become fully vested as of such date.

      D. Commencing immediately upon the effective date of Smithburg's retirement, Quaker shall provide Smithburg with offsite office space and secretarial support for up to five years, both of his choosing, provided that the total expense to Quaker shall not exceed $50,000.00 during any one year period. To the extent that such office space and secretarial support are treated as benefits on which Smithburg must pay taxes without being able to take a corresponding deduction for business expenses, Quaker shall make an additional cash payment in an amount sufficient to cover the increase in taxes payable by Smithburg due to the combination of those benefits and that additional cash payment.


2.   Retirement

     Smithburg hereby irrevocably agrees to retire from his position as President and Chief Executive Officer of Quaker, his positions as Chairman of the Board and as a Director of Quaker, and his employment with Quaker in all other capacities, which retirement shall become effective on any date selected by the Board. Smithburg agrees that prior to the effective date of his retirement, he will return all Quaker property, including but not limited to keys, office pass, credit cards, computers, office equipment, sales records and data. Smithburg further agrees that within sixty (60) days after his retirement date, he will submit all outstanding expenses and clear all advances and his personal advance account, if any.


3.   Waiver & Release

     A. Smithburg waives, releases and discharges Quaker from any and all claims and liabilities, demands, actions and causes of action, including attorneys' fees and costs and participation in a class action lawsuit, whether known or unknown, fixed or contingent, that he may have or claim to have against Quaker as of the effective date of this Agreement. Smithburg further covenants not to file a lawsuit or participate in a class action lawsuit to assert such claims. This waiver includes but is not limited to claims arising out of or in any way related to Smithburg's employment or termination of employment with Quaker, including age discrimination claims under the Age Discrimination In Employment Act, discrimination claims under Title VII of the Civil Rights Act of 1964 or the Americans with Disabilities Act, claims for breach of contract, and any other statutory or common law cause of action under state, federal or local law.

     B. However, Smithburg does not waive, release, discharge or covenant not to sue for enforcement of any rights or claims that arise out of conduct or omissions which occur entirely after the date this Agreement becomes effective; nor does he waive any vested rights he may have under any of Quaker's welfare, pension or incentive plans, nor any right to payment for unused vacation accrued during the year in which his retirement becomes effective. Notwithstanding anything to the contrary in paragraph 9, such benefits shall continue to be governed by separate Quaker plans, existing contracts and/or policies.

     C. Quaker waives, releases and discharges Smithburg from any and all claims and liabilities, demands, actions and causes of action, including attorneys' fees and costs, that it may have or claim to have against Smithburg as of the date this Agreement becomes effective; provided, this waiver, release and discharge only apply to claims as to which the Board (excluding Smithburg) was aware, on or before the effective date of this Agreement, of all material facts necessary to establish Smithburg's liability; and further provided, Quaker does not waive, release, discharge or covenant not to sue for enforcement of any rights or claims that arise out of conduct or omissions which occur entirely after the date this Agreement becomes effective.

     D. The parties stipulate that nothing contained in this Agreement shall be construed as an admission by either of them of any liability, wrongdoing or unlawful conduct. It is understood that both Quaker and Smithburg deny any liability, wrongdoing or unlawful conduct, and each is providing consideration for this waiver and release solely in order to resolve any disputes between them amicably and to avoid the expense of potential litigation.

4.   Miscellaneous Agreements

     The covenants and agreements set forth in this paragraph shall remain in effect until three (3) years after the termination of Smithburg's active employment.

     A. Smithburg shall provide accurate information or testimony or both in connection with any legal matter if so requested by Quaker. He shall make himself available upon request to provide such information and/or testimony, in a formal and/or an informal setting in accordance with Quaker's request, subject to reasonable accommodation of his schedule and reimbursement of reasonable expenses, including reasonable and necessary attorney fees (if independent legal counsel is reasonably necessary).

     B. Smithburg shall cooperate with media requests for interviews regarding his termination and/or Quaker, unless directed otherwise by Quaker in a particular instance. He shall not disparage The Quaker Oats Company, its products, or any of its directors, officers or employees in these interviews, nor in any other private or public setting; provided, if Smithburg is compelled to provide testimony under oath, he shall testify truthfully and such testimony shall be protected by the same privilege that would apply to a defamation claim.

     C. The Quaker Oats Company, and any officer or director acting on its behalf, shall answer all reference inquiries directed to The Quaker Oats Company regarding Smithburg by stating only his positions held, compensation and dates of employment. No additional information shall be provided unless authorized in advance, in writing, by Smithburg. Smithburg agrees to direct all requests for references to Quaker's highest ranking Human Resources officer.


5.   Prohibited Conduct During First Two Years Following Termination

     A. Smithburg covenants and agrees that during the two years immediately following his termination from active service, the following restrictions shall apply:

          i. Non-competition. Smithburg shall not accept any employment, consulting position or ownership interest which involves his Participation in the management of a business entity that markets, sells, distributes or produces Covered Products anywhere in the world, unless that business entity's sole involvement with Covered Products is that it makes retail sales or consumes Covered Products, without competing in any way against Quaker.

               a. "Participation" shall be construed broadly to include, without limitation: (1) holding a position in which he directly manages such a business entity; (2) holding a position in which anyone else who directly manages such a business entity is below Smithburg in the reporting chain or chain-of-command (regardless of the number of reporting levels between them);
(3) providing input, advice, guidance, or suggestions regarding the management
of such a business entity to anyone responsible therefor;   (4) providing a
testimonial on behalf of such a business entity or the product it produces; or
(5) doing anything else that falls within a common sense definition of the term "participate" as used in the present context.

               b. "Covered Products" means any product which falls into one or more of the following categories, so long as Quaker is still producing, marketing, distributing, selling or licensing such product anywhere in the world: sports drinks; hot cereals; pancake mixes; grain-based snacks (excluding potato chips); value-added rice products; pancake syrup; value-added pasta products; ready-to-eat cereals; dry pasta products; items Quaker produces for the food service market; and frozen waffles, pancakes and french toast.

          ii. Raiding Employees. Smithburg shall not in any way, directly or indirectly (including through someone else acting on Smithburg's recommendation, suggestion, identification or advice), facilitate or solicit any existing Quaker employee to leave the employment of Quaker or to accept any position with any other company or corporation. For purposes of this provision, "existing Quaker employee" means someone: (1) who is employed by Quaker on the date when Smithburg's active employment terminates; (2) who is still employed by Quaker as of the date when the facilitating act or solicitation takes place; and (3) who holds a manager, director or officer level position at Quaker (or an equivalent position based on job duties and/or Hay points, regardless of the employee's title). The parties agree and stipulate that by virtue of his employment at Quaker, Smithburg developed personal and business relationships with existing Quaker employees which he otherwise would not have had, and also acquired knowledge as to which existing Quaker employees are critical to Quaker's success and future plans, and which ones have skills or contacts that would be valuable to a competitor.

          iii. Non-disclosure. Smithburg shall not use or disclose to anyone any confidential information regarding Quaker, nor undertake any job or assignment in which use of such information is inevitable. For purposes of this provision, the term "confidential information" shall be construed as broadly as Illinois law permits and shall include all non-public information Smithburg acquired by virtue of his positions with Quaker which might be of any value to a competitor or which might cause any economic loss (directly or via loss of an opportunity) or substantial embarrassment to Quaker or its customers, distributors or suppliers if disclosed. Examples of such confidential information include, without limitation, non-public information about Quaker's customers, suppliers, distributors and potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; its financial data; and its plans and strategies.

     B. In the event of a breach or threatened breach of any term of this paragraph 5 by Smithburg, Quaker shall be entitled to an injunction compelling specific performance, restraining any future violations and/or requiring affirmative acts to undo or minimize the harm to Quaker, in addition to damages for any actual breach that occurs. The parties stipulate and represent that breach of any provision of this paragraph would cause irreparable injury to Quaker, for which there would be no adequate remedy at law, due among other reasons to the inherent difficulty of determining the precise causation for loss of customers, confidential information and/or employees and of determining the amount and ongoing effects of such losses.

     C. The parties stipulate that the preceding restrictive covenants do not unduly interfere with or limit Smithburg's ability to earn a living or comfortably support himself. Nonetheless, if (and only if) a court reaches a contrary conclusion, it may condition the issuance of an injunction enforcing the terms of paragraph 5(A) on Quaker's agreement, at Quaker's option, to resume making payments under the SERP during the time the injunction is in effect.


6.   Advance Determination Of Permitted/Prohibited Conduct

     Smithburg may request an advance written determination from Quaker's highest ranking Human Resources officer as to whether taking a proposed action or job would, in Quaker's opinion, constitute a breach of this Agreement or the SERP. In that event, and provided that Smithburg discloses in writing all material facts about the proposed action or job, the advance written determination shall be made as soon as practicable in the circumstances, without any unreasonable delay or withholding; PROVIDED, that if circumstances materially change after the advance determination is made (e.g., if the duties of a job change after Smithburg accepts it), the determination may be reconsidered and revised/reversed upon thirty days advance written notice to Smithburg.


7.   Independence of SERP

     Nothing in this Agreement shall limit, bind or in any way constrain the Compensation Committee's right to terminate or interrupt SERP benefits (including the SPB described in paragraph 1(B) of this Agreement) pursuant to the present terms of the SERP; provided, however, that once this Agreement becomes effective, any subsequent amendment of the Compensation Committee's right to terminate or interrupt SERP benefits shall not adversely affect Smithburg's rights under this Agreement.


8.   Choice Of Law, Forum, and Attorney Fees

     A. This Agreement shall be governed by and construed in accordance with the laws of the State Of Illinois, without giving effect to choice of law principles. In the event of any litigation over this Agreement or an alleged breach thereof, Smithburg consents to submit to the personal jurisdiction of any court, state or federal, in the State of Illinois. The parties agree that the Illinois courts, state or federal, shall be the exclusive jurisdiction(s) for any litigation over this Agreement or an alleged breach thereof.

     B. In the event of any litigation between Smithburg and Quaker regarding any provision of this Agreement, the party which prevails in such contest shall be entitled to receive from the other party, in addition to any damages, injunction, or other relief awarded by a court, reimbursement of all litigation costs and expenses (including reasonable attorney fees) which the prevailing party reasonably incurred as a result of such litigation, plus interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended. If, in a particular contest, each party prevails on one or more issues, the court shall exercise its equitable judgment to determine which, if either, should be considered the prevailing party and the percentage of that party's expenses which should be reimbursed, taking into account inter alia the significance of the issue(s) on which each party prevailed and the reasonableness of each party's position(s).


9.   Full Agreement and Severability

     A. This written document contains the entire understanding and agreement of the parties on the subject matter set forth herein, and supersedes any prior agreement relating to these matters. No promises or inducements have been made other than those reflected herein, and no party is relying on any statement or representation by any person except those set forth herein, including without limitation oral or written summaries of this Agreement.

     B. This Agreement cannot be modified or altered except by a subsequent written agreement signed by the parties; and only Quaker's highest ranking Human Resources officer or his direct superior (other than Smithburg) shall have authority to sign such an amendment on behalf of Quaker.

     C. Nothing in this document shall eliminate or reduce Smithburg's obligation to comply with the Quaker Code Of Ethics or Quaker's obligation to indemnify Smithburg in certain situations, pursuant to Quaker's by-laws or applicable law.

     D. Each term of this Agreement is deemed severable, in whole or in part, and if any provision of this Agreement or its application in any circumstance is found to be illegal, unlawful or unenforceable, the remaining terms and provisions shall not be affected thereby and shall remain in full force and effect.

                              The Quaker Oats Company



                              /s/ Silas S. Cathcart
                              By Silas S. Cathcart,
                                Chairman of the Compensation Committee
                                of Quaker's Board of Directors


SMITHBURG HAS BEEN ADVISED IN WRITING, VIA THIS NOTICE, TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. HE ACKNOWLEDGES THAT HE RECEIVED IT ON September 25, 1997, AND THAT SINCE THAT TIME HE HAS REVIEWED IT, CONSULTED WITH AN ATTORNEY, AND NEGOTIATED SEVERAL CHANGES WITH QUAKER.

SMITHBURG UNDERSTANDS THAT HE HAS TWENTY ONE (21) DAYS AFTER RECEIVING THIS DOCUMENT TO CONSIDER AND DECIDE WHETHER TO SIGN THE AGREEMENT. SMITHBURG FURTHER UNDERSTANDS THAT HE MAY RESCIND THE AGREEMENT WITHIN SEVEN (7) DAYS AFTER SIGNING IT. SMITHBURG AFFIRMS THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL PROVISIONS OF THIS AGREEMENT, THAT THE CONSIDERATION HE IS RECEIVING IS FAIR AND ADEQUATE, AND THAT HE HAS NOT BEEN THREATENED OR COERCED INTO SIGNING IT.





Oct 22, 1997                  /s/ William D. Smithburg
                              William D. Smithburg